Exhibit 99(h)(i)(2)

Amendment No. 1 to Administration, Bookkeeping and Pricing Services Agreement

This Amendment No. 1 (this “Amendment”), dated November 21, 2016 to the Administration, Bookkeeping and Pricing Services Agreement (the “Agreement”), dated December 2, 2013, as amended, between Broadview Funds Trust (the “Trust”) and ALPS Fund Services, Inc. (“ALPS”) (each, a “Party” and together, the “Parties”).

WHEREAS, the Trust and ALPS wish to amend the fees set forth in Appendix C.

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Appendix C to the Agreement is deleted in its entirety and replaced with the Appendix C attached hereto.

Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. All capitalized terms herein shall have the same meaning as ascribed to them in the Agreement. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the day and year first above written.

BROADVIEW FUNDS TRUST		ALPS FUND SERVICES, INC.

By:	/s/ Angela Pingel	By:	/s/ Jeremy O. May
	Angela Pingel		Jeremy O. May
	Vice President and Assistant Secretary		President

APPENDIX C

[Redacted]